Exhibit 99.1

   Albany International Reports Fourth-Quarter and Full-Year Financial Results

    Highlights

     * Net income per share was $0.38, compared to $0.32 for the fourth quarter of 2003. Restructuring charges reduced net income per share by $0.20 during the quarter and by $0.12 during the same period in 2003. Additionally, net income for the fourth quarter of 2004 was favorably affected by income tax adjustments that had the effect of increasing net income by $0.08 per share. No comparable adjustments were recorded in the fourth quarter of 2003.

     * Net income per share for the full year was $0.32, compared to $1.64 in 2003. Restructuring charges reduced net income per share by $1.16 in 2004 and $0.46 in 2003.

     * Net sales were $238.4 million, an increase of 3.1 percent compared to the fourth quarter of 2003. Net sales decreased 1.8 percent excluding the effect of changes in currency translation rates.

     * Operating income was $15.5 million in the quarter, compared to $18.1 million during the same period in 2003. Restructuring charges reduced operating income by $8.8 million during the quarter and $5.8 million during the same period in 2003.

     * Net cash provided by operating activities during the quarter was $25.6 million, after $15.6 million of payments for restructuring expenses.

     * The Company purchased 500,000 shares of its Class A Common Stock during the quarter.

    ALBANY, N.Y., Jan. 27 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PCX/FWB:AIN) reported fourth-quarter net income of $0.38 per share, compared to net income of $0.32 per share for the same period last year. Restructuring charges reduced net income by $0.20 per share during the quarter and by $0.12 per share during the same period in 2003.

    Net sales increased $7.1 million, or 3.1 percent, compared to the same period of 2003. Excluding the effect of changes in currency translation rates, net sales decreased 1.8 percent.

    Following is a table of net sales by segment and the effect of changes in currency translation rates:

                              Net sales
                             as reported             Increase in
                             Three months          fourth-quarter         Percent Change
                                ended              2004 net sales     -----------------------
                             December 31,          due to changes                  Excluding
                       -----------------------       in currency          As        Currency
(in thousands)            2004         2003      translation rates     Reported    Rate Effect
--------------------   ----------   ----------   ------------------   ----------   -----------
Engineered
Fabrics                $  189,598   $  185,529   $            8,542          2.2 %       -2.4 %
Albany Door
Systems                    33,202       30,645                2,400          8.3 %        0.5 %
Applied
Technologies               15,639       15,160                  362          3.2 %        0.8 %
Total                  $  238,439   $  231,334   $           11,304          3.1 %       -1.8 %

    Gross profit was 39.8 percent of net sales in the fourth quarter of 2004, compared to 39.3 percent in the fourth quarter of 2003. The improvement is due principally to benefits resulting from cost reduction initiatives.

    Selling, technical, general, and research expenses increased 5.2 percent compared to the fourth quarter of 2003. These expenses increased 0.5 percent excluding the effect of changes in currency translation rates.

    Fourth-quarter operating income was $15.5 million in 2004, compared to $18.1 million in 2003. Fourth-quarter operating income was reduced by restructuring charges of $8.8 million in 2004, and $5.8 million in 2003.

    Other expense, net, was expense of $3.4 million for the fourth quarter of 2004, compared to income of $0.6 million for the same period of 2003. In comparison to the fourth quarter of 2003, the difference had the effect of reducing net income by $0.09 per share. The difference is due principally to currency hedging activities and the remeasurement of short-term intercompany balances at operations that held amounts denominated in currencies other than their local currency.

    During the fourth quarter, the Company successfully resolved tax contingencies in several countries, resulting in an income tax benefit of $0.12 per share. The Company also recorded a tax valuation allowance of $0.04 per share related to net operating losses generated by restructuring activities. The net effect of these discrete tax events reduced the Company's tax expense by $0.08 per share.

    Full-year net sales were 3.6 percent higher than 2003. Excluding the effect of changes in currency translation rates, net sales were down 1.4 percent. Following is a table of full-year net sales by segment and the effect of changes in currency translation rates:

                              Net sales
                             as reported             Increase in           Percent Change
                             Years ended           2004 net sales     -----------------------
                             December 31,          due to changes                  Excluding
                       -----------------------      in currency           As        Currency
(in thousands)            2004         2003      translation rates     reported    rate effect
--------------------   ----------   ----------   ------------------   ----------   -----------
Engineered
 Fabrics               $  740,824   $  733,316   $           33,149          1.0%        -3.5%
Albany Door
Systems                   112,773      101,331                8,498         11.3%         2.9%
Applied
Technologies               66,205       53,296                3,022         24.2%        18.6%
Total                  $  919,802   $  887,943   $           44,669          3.6%        -1.4%

    For the full year, gross profit as a percentage of net sales was 39.4 percent in 2004, compared to 40.7 percent in 2003. The decrease is due principally to lower Engineered Fabrics net sales excluding the effect of changes in currency translation rates.

    Other expense, net, was expense of $13.5 million for the full year, compared to $0.7 million for 2003. In comparison to 2003, the difference had the effect of reducing net income by $0.28 per share. The difference is due principally to an impairment loss of $4.0 million recorded in the first quarter of 2004, currency hedging activities, and the remeasurement of short-term intercompany balances at operations that held amounts denominated in currencies other than their local currency.

    For the full year, net income per share was $0.32 in 2004, after restructuring charges of $1.16. In 2003, net income was $1.64 per share, after restructuring charges of $0.46. Income tax adjustments in 2004 included a charge of $0.21 per share for valuation allowances related to restructuring activities, which was partially offset by reductions to income tax expense of $0.14 per share relating to the favorable resolution of income tax contingencies. The net effect of these discrete tax events reduced the Company's full-year earnings per share $0.07 in 2004. In 2003, discrete tax events increased net income per share $0.16. The fourth-quarter 2004 tax rate includes an adjustment reducing the full-year tax rate to 19.9 percent. The tax rate for the full year 2003 was 22.5 percent. We anticipate that the tax rate for 2005 before discrete items will not exceed 30 percent.

    Liquidity and Capital Resources

    Net cash provided by operating activities was $25.6 million for the fourth quarter of 2004, compared to $39.5 million for the same period of 2003. Cash payments related to restructuring expenses were $15.6 million in the fourth quarter of 2004, compared to $3.0 million in the fourth quarter of 2003. Cash required in 2005 for restructuring liabilities and equipment relocations is expected to be approximately $13 million, which includes approximately $4 million that will be recorded as operating expense in 2005.

    During the fourth quarter of 2004, inventories decreased $3.4 million and accounts receivable decreased $6.1 million, excluding the effect of changes in currency translation rates.

    Capital spending during the quarter was $15.8 million and $57.1 million for the full year. Capital spending in 2005 is expected to be approximately $45 million, compared to estimated full-year depreciation of $52 million and amortization of $4 million.

    During the quarter, the Company purchased 500,000 shares of its Class A Common Stock at a cost of $15.0 million. For the full year, the Company purchased 2,819,943 of its shares-which equates to 8.4 percent of the shares outstanding at December 31, 2003-at a cost of $81.1 million. During the year, the Company issued 633,763 of its shares for the exercise of stock options and contributions to the Company's United States 401(k) savings plan. Shares outstanding at December 31, 2004 were 31,409,196. The Company remains authorized to purchase an additional 1,053,100 shares without further notice.

    Comments on Operations

    Chairman and Chief Executive Officer Frank Schmeler commented, "2004 was a significant year for our Company. We concluded the restructuring program announced in January 2003, which reduced costs by more than $40 million. In addition to the closure of manufacturing facilities in Europe and North America during the year, we made substantial investments in plant and equipment for efficiency and future growth. Matching our capacity to the changing demand of the global paper and board industries, while a difficult challenge, has made the Company stronger and well-positioned to meet the needs of our customers.

    "In 2004, global paper and paperboard manufacturers continued to produce more tons of product with fewer units of paper machine clothing (PMC), a trend we reported earlier in the year. Several factors contributed to this trend including enhanced PMC product performance that creates additional value for our customers, more efficient paper machine operation as a result of industry consolidation and rationalization, and the practice by some paper manufacturers to run PMC products longer. Since the rate of paper industry consolidation and rationalization appears to have slowed, the Company expects the negative impact of this effect on PMC demand in future periods to decrease."

    Engineered Fabrics

    (This segment includes paper machine clothing and process belts (PMC) used in the manufacture of paper and paperboard products, and engineered products for the nonwovens and pulp industries.)

    Fourth-quarter net sales for the Engineered Fabrics segment increased 2.2 percent compared to the same period of 2003. Excluding the effect of changes in currency translation rates, net sales decreased 2.4 percent compared to the fourth quarter of 2003. Full-year net sales increased 1.0 percent and decreased
3.5 percent excluding the effect of changes in currency translation rates. Net sales in 2004 were affected by weak PMC demand due to extended fabric life, customer efforts to reduce overall PMC inventory, and the loss of some business due to price. The impact of completed restructuring initiatives, as well as the efficiency gains from the substantial investments in plant and equipment, contributed to improving gross margins in the third and fourth quarters of 2004.

    Albany Door Systems

    (This segment includes sales and service of High Performance Doors and aftermarket sales to a wide variety of industrial customers.)

    Fourth-quarter net sales increased 8.3 percent compared to the fourth quarter of 2003 and 0.5 percent excluding the effect of changes in currency translation rates. Full-year net sales increased 11.3 percent and 2.9 percent excluding the effect of changes in currency translation rates. Results for the full year were positively affected by efficiency improvements, new product development, and increases in aftermarket and service revenues, even though customers' capital spending for high-performance door products did not improve in major markets.

    Applied Technologies

    (This segment includes materials and structural-component businesses including insulation for personal outerwear and home furnishings (PrimaLoft); specialty materials and composite structures for aircraft and other applications (Techniweave); specialty filtration products for wet and dry applications (Industrial Process Technologies); and industrial insulation products (High Performance Materials).)

    Fourth-quarter net sales in this segment increased 3.2 percent compared to the same period in 2003 and 0.8 percent excluding the effect of changes in currency translation rates. Full-year net sales increased 24.2 percent and 18.6 percent excluding the effect of changes in currency translation rates. Filtration products for power generation plants, principally in Australia, and gains in tannery and textile markets in Asia and Latin America provided a large portion of the 2004 improvement in this segment. In addition, results at Techniweave were positively affected by new business in structured components.

    Looking Ahead

    Mr. Schmeler continued, "We are optimistic about expectations for global paper and paperboard markets in 2005 and their effect on our financial results for the year. Current operating rates remain high, especially in paperboard, and demand for most paperboard grades and selected paper grades is expected to hold through the first half of 2005. The Albany Door Systems segment should continue to grow in 2005 due to new products and the expansion of aftermarket sales and service. The Applied Technologies segment should benefit from new power generation plants, which will come onstream in 2005, improvements in tannery and textile markets in Asia and Latin America, and the growth of wet filtration products.

    "Increased operating expenses resulting from higher energy prices will have an impact on our operations in 2005. Our primary raw material for PMC is petroleum-based, and we anticipate that higher petroleum prices will increase raw material costs by approximately $12 million in 2005.

    "Our restructuring activities are complete, and in 2005 we will focus on growth. We believe that customers will place their business with suppliers that offer them the greatest value, and the Albany Value Concept supports this belief. It directs our efforts in the marketplace in the form of new and improved products and superior process support for our customers. At the same time, it focuses our employees on product quality and consistency and the pursuit of process and efficiency improvements in all areas of our businesses. The Albany Value Concept should continue to provide substantial benefits for our customers and improved returns for our shareholders."

    The Company plans a live webcast to discuss fourth-quarter and full-year 2004 earnings tomorrow at 9:00 a.m. Eastern Time. For access, go to http://www.albint.com .

    Albany International is the world's largest producer of paper machine clothing and high-performance doors with manufacturing plants strategically located to serve its global customers and sales worldwide. Additional information about the Company and its businesses and products is available at http://www.albint.com .

    This release contains certain items that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant's financial condition, results of operations, and cash flows.

    The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

    Forward-looking statements in this release or in the webcast, including statements about future sales and sales growth, market share, earnings, profitability, cash flows, pricing, markets, cost reductions, raw material costs, new products and process improvements, paper industry consolidation and outlook, capital expenditures, tax rates, and depreciation and amortization, are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company's 2003 Annual Report to Shareholders and subsequent filings with the Securities and Exchange Commission.

                           ALBANY INTERNATIONAL CORP.
           CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                      (in thousands except per share data)

           Three Months Ended                                             Years Ended
               December 31,                                               December 31,
        -------------------------                                   -----------------------
        (unaudited)   (unaudited)                                   (unaudited)
           2004          2003                                           2004         2003
        -----------   -----------                                   -----------   ---------
        $   238,439   $   231,334    Net sales                      $   919,802    $ 887,943
            143,542       140,422    Cost of goods sold                 557,742      526,757

             94,897        90,912    Gross profit                       362,060      361,186
             70,552        67,047    Selling, technical, general        267,498      253,821
                                      and research expenses
              8,814         5,752    Restructuring, net                  54,058       21,751

             15,531        18,113    Operating income                    40,504       85,614
              3,563         3,758    Interest expense, net               14,636       15,074
              3,359          (570)   Other expense/(income), net         13,539          662

              8,609        14,925    Income before income taxes          12,329       69,878
             (3,303)        4,477    Income tax (benefit)/expense         2,450       15,720

             11,912        10,448    Income before associated             9,879       54,158
                                       companies

                131            88    Equity in earnings/(losses)            506         (103)
                                      of associated companies

             12,043        10,536    Net income                          10,385       54,055

            424,525       425,217    Retained earnings,                 433,407      387,609
                                      beginning of period
             (2,511)       (2,346)   Dividends declared                  (9,735)     (8,257)

        $   434,057   $   433,407    Retained earnings, end of      $   434,057    $ 433,407
                                        period

                                     Earnings per share - basic:

        $      0.38   $      0.32    Net income                     $      0.32    $    1.64

                                     Earnings per share - diluted:

        $      0.38   $      0.31    Net income                     $      0.31    $    1.61

             31,467        33,437    Average number of shares            32,575       32,889
                                      used in basic earnings
                                      per share computations
             32,066        34,168    Average number of shares            33,174       33,511
                                      used in diluted earnings
                                      per share computations

        $      0.08   $      0.07    Dividends per share            $      0.30    $    0.25

                           ALBANY INTERNATIONAL CORP.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                        (unaudited)
                                        December 31,   December 31,
                                            2004           2003
                                        ------------   ------------
ASSETS
  Cash and cash equivalents             $     58,982   $     78,822
  Accounts receivable, net                   144,950        151,157
  Note receivable                             18,955         21,814
  Inventories:
    Finished goods                            96,061         93,787
    Work in process                           57,470         53,936
    Raw material and supplies                 31,999         29,805
                                             185,530        177,528

  Deferred taxes                              26,526         33,314
  Prepaid expenses                             8,867          8,067
      Total current assets                   443,810        470,702

  Property, plant and equipment, net         378,170        370,280
  Investments in associated companies          6,456          5,278
  Intangibles                                 14,207         15,790
  Goodwill                                   171,622        159,543
  Deferred taxes                              87,848         63,657
  Cash surrender value of life
   insurance policies                         34,583         32,399
  Other assets                                19,064         21,274
      Total assets                      $  1,155,760   $  1,138,923

LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes and loans payable               $     14,617   $      5,250
  Accounts payable                            43,378         35,080
  Accrued liabilities                        120,263        122,550
  Current maturities of long-term
   debt                                        1,340          1,949
  Income taxes payable and deferred           29,620         13,682
      Total current liabilities              209,218        178,511

  Long-term debt                             213,615        214,894
  Other noncurrent liabilities               147,268        153,811
  Deferred taxes and other credits            34,882         37,052
      Total liabilities                      604,983        584,268

Commitments and Contingencies                      -              -

SHAREHOLDERS' EQUITY
  Preferred stock, par value $5.00
   per share;
   authorized 2,000,000 shares; none
   issued                                          -              -
  Class A Common Stock, par value
   $.001 per share;
    authorized 100,000,000 shares;
    issued
    33,176,872 in 2004 and 32,548,938
    in 2003                                       33             33
  Class B Common Stock, par value
   $.001 per share;
    authorized 25,000,000 shares;
    issued and
    outstanding 3,236,476 in 2004 and
    3,236,476 in 2003                              3              3
  Additional paid in capital                 296,045        280,734
  Retained earnings                          434,057        433,407
  Accumulated items of other
   comprehensive income:
    Translation adjustments                  (11,711)       (65,613)
    Derivative valuation adjustment           (2,785)        (8,840)
    Pension liability adjustment             (38,369)       (39,579)
                                             677,273        600,145
  Less treasury stock (Class A), at
   cost (5,004,152 shares
   in 2004 and 2,190,038 shares in
   2003)                                     126,496         45,490
      Total shareholders' equity             550,777        554,655
      Total liabilities and
       shareholders' equity             $  1,155,760   $  1,138,923

                           ALBANY INTERNATIONAL CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                       Years Ended
                                                       December 31,
                                               ---------------------------
                                                   2004           2003
                                               ------------   ------------
                                                (unaudited)
OPERATING ACTIVITIES
Net income                                     $     10,385   $     54,055
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
 Equity in (earnings)/losses of
 associated companies                                  (506)           103
 Depreciation                                        51,843         51,003
 Amortization                                         3,372          5,091
 Provision for deferred income
  taxes, other credits and long-
  term liabilities                                  (16,652)        (6,908)
 Provision for write-off of
  equipment                                          17,099         14,671
 Provision for impairment of
  investment                                          4,000              -
 Increase in cash surrender value
  of life insurance                                  (1,958)        (1,998)
 Change in unrealized currency
   transaction gains and losses                       8,004         (8,286)
 Gain on disposition of assets                         (285)          (513)
 Shares contributed to ESOP                           5,505          5,398
 Tax benefit of options exercised                     1,473          2,289
Changes in operating assets and liabilities:
 Accounts receivable                                  9,747         15,685
 Note receivable                                      2,859         (1,739)
 Inventories                                            642          3,171
 Prepaid expenses                                      (300)          (894)
 Accounts payable                                     3,029         (4,544)
 Accrued liabilities                                 (5,518)        12,457
 Income taxes payable                                 9,638         (9,294)
 Other, net                                            (552)         1,777
 Net cash provided by operating
  activities                                        101,825        131,524

INVESTING ACTIVITIES
  Purchases of property, plant and
   equipment                                        (57,129)       (51,849)
  Purchased software                                   (879)        (1,072)
  Proceeds from sale of assets                        5,416          2,653
  Cash received from life insurance
   policy terminations                                  863              -
  Premiums paid for life insurance
   policies                                          (1,089)        (1,118)
  Net cash used in investing
   activities                                       (52,818)       (51,386)

FINANCING ACTIVITIES
  Proceeds from borrowings                           68,005         45,833
  Principal payments on debt                        (60,724)       (59,709)
  Purchase of treasury shares                       (81,135)             -
  Proceeds from options exercised                     8,284         17,559
  Debt issuance costs                                (1,555)             -
  Dividends paid                                     (9,570)        (7,692)
  Net cash used in financing
   activities                                       (76,695)        (4,009)

Effect of exchange rate changes on
 cash flows                                           7,848        (16,106)

(Decrease)/increase in cash and cash
 equivalents                                        (19,840)        60,023
Cash and cash equivalents at
 beginning of year                                   78,822         18,799
Cash and cash equivalents at end of
 period                                        $     58,982   $     78,822

SOURCE  Albany International Corp.
    -0-                             01/27/2005
    /CONTACT: Kenneth C. Pulver, Vice President-Corporate Communications, +1-518-445-2214/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.albint.com /